Exhibit 99.1

DIAMONDROCK NAMES TROY FURBAY CHIEF INVESTMENT OFFICER

A Proven Investment Leader in the Hospitality Sector

BETHESDA, Md., Monday, March 31, 2014 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that Troy Furbay has joined the Company as Executive Vice President and Chief Investment Officer (CIO), effective April 22, 2014. In this role, Mr. Furbay will be responsible for the Company’s acquisitions and dispositions and will play a critical role in strategic market analysis. He will report directly to Mark W. Brugger, DiamondRock’s President and Chief Executive Officer.

“We are delighted to welcome Troy to our team and to add another talented and proven industry veteran to a key role to continue DiamondRock’s positive momentum and to enhance the Company’s focus on disciplined and measured capital recycling,” said Mark W. Brugger. “Over his 25 years in the business, Troy’s strategic vision and focused execution have translated into an impressive track record of sourcing and underwriting high quality hotels with excellent returns. Just as the addition of Rob Tanenbaum has enhanced our asset management function, we expect Troy to add significant value given his ability to leverage long-term relationships with leading industry players and the investment community, which will expand our network for sourcing attractive property investments and for monetizing non-core hotels. He has a proven detailed-oriented, data-driven approach to underwriting. We look forward to collaborating with Troy as we position DiamondRock to deliver superior shareholder returns across the lodging cycle.”

Mr. Furbay, 47, has 25 years of hotel and real estate experience, most recently serving as Chief Investment Officer at Loews Hotels & Resorts. In this role, he was responsible for the creation and implementation of short and long-term growth strategies and for leading over $600 million in capital investments. He also led capital raising efforts, numerous asset development programs, and cultivated key relationships with brokerage firms and development communities that helped drive proprietary sourced transactions. Prior to Loews, he served for nearly a decade as Senior Vice President, Acquisitions and Development at Kimpton Hotels where he was responsible for all aspects of the company’s acquisition and development efforts. Prior to Kimpton, Furbay benefited from a wide variety of hotel experiences in operations, consulting and with public companies.

The Company engaged Ferguson Partners, a leading executive recruiting firm, to conduct a thorough nationwide search to fill the CIO role. The hiring of Mr. Furbay is the successful culmination of that effort.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations. The Company owns 26 premium quality hotels with over 11,100 rooms. The Company has strategically positioned its hotels to generally be operated under leading global brands such as Hilton, Marriott, and Westin. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

Contact:

Sean Mahoney, (240) 744-1150